Exhibit 99.1
[logo]
                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE

Level 3 contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518

                  Arthur Hodges                                       Karen King
                  720-888-6184                                      720-888-2503


 Longleaf Partners Funds, Berkshire Hathaway, Legg Mason Convert 9% Notes Into
                              Level 3 Common Stock

                Level 3's Long-Term Debt Reduced by $457 Million

                     Notes Converted Into 161 Million Shares


     BROOMFIELD, Colo., June 19, 2003 - Level 3 Communications, Inc. (Nasdaq:LVLT) announced today that Longleaf Partners Funds, Berkshire Hathaway Inc., and Legg Mason, Inc. have converted all of their outstanding 9% junior convertible subordinated notes due 2012 into shares of Level 3 common stock. Level 3 raised $500 million from the three institutional investors last year, in part to pursue acquisition opportunities in the communications industry.

     The conversion reduces Level 3's long-term debt by $457 million and generates cash interest savings for the company of approximately $41 million per year. In connection with the conversion, Level 3 is issuing approximately 161 million shares of Level 3 common stock in aggregate to the three investors. Of the original $500 million, $43 million had previously been converted.

     "The investment in Level 3 by Longleaf Partners, Berkshire Hathaway and Legg Mason has helped position us as a high quality, financially stable partner to our customers," said James Q. Crowe, Level 3's chief executive officer. "We are pleased they have agreed to convert these debt holdings into Level 3 equity, and look forward to our continuing relationship."

     O. Mason Hawkins, chairman and chief executive officer of Southeastern Asset Management, adviser to Longleaf Partners Funds, said, "We continue to
believe  Level  3  is  well  positioned  to  take  advantage  of   consolidation
opportunities in the telecommunications arena. The company continues to strengthen its balance sheet and position itself as a leader in the communication industry."

     Level 3 announced the original investment on July 8, 2002. Longleaf Partners Funds purchased $300 million of the junior convertible subordinated notes; Berkshire Hathaway purchased $100 million; and Legg Mason purchased $100 million. The notes, which would have matured in 2012 and were non-callable until 2007, paid 9% cash interest. The notes were convertible at the option of the holders into approximately 147 million shares of Level 3 common stock at any time at a conversion price of $3.41, subject to certain adjustments.

     As previously disclosed, $43 million of the notes were converted into approximately 13 million shares prior to today's transaction. The 161 million shares being issued under the transaction announced today includes a premium of 27 million shares to induce the conversion of the notes at this time.

     "This transaction is consistent with our previously announced financial strategies," said Sunit S. Patel, Level 3's chief financial officer. "It allows us to further de-leverage our balance sheet and reduce interest payments, while increasing the equity capitalization of the company."

     At March 31, 2003, Level 3 had $6.3 billion of long-term indebtedness, which included the current portion of long-term debt. On a pro-forma basis for this conversion, Level 3 had long-term indebtedness of approximately $5.8 billion and approximately 623 million outstanding shares of common stock.



About Level 3 Communications Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 20,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport, colocation services, Genuity managed services, and patented Softswitch-based managed modem and voice services. Its Web address is www.Level3.com. The company offers information services through its subsidiaries, (i)Structure and Software Spectrum. For additional information, visit their respective web sites at www.softwarespectrum.com, and www.i-structure.com.

     Forward Looking Statement Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, the challenges of integration, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.